Federal Home Loan Bank of Des Moines
news release

FOR IMMEDIATE RELEASE
Date: April 28, 2022
Contact: Amanda Cam
515.412.2320
aolerich@fhlbdm.com

FHLB Des Moines Reports Preliminary First Quarter 2022 Unaudited Financial Results
and First Quarter Dividend

First Quarter 2022 Financial Highlights

•Net income totaled $54 million, a decrease of $12 million from the same period last year.
•Net interest income totaled $99 million, a decrease of $11 million from the same period last year.
•Assets totaled $87.7 billion, an increase of $1.9 billion from December 31, 2021.
•Advances of $44.8 billion were outstanding to 507 members, housing associates, and former members.
•Mortgage loans of $7.7 billion were outstanding, of which $463 million were purchased from 145 members during the first quarter.
•The Bank paid $43 million of cash dividends at an annualized rate of 6.00 percent on activity-based stock and 3.00 percent on membership stock during the first quarter relating to fourth quarter 2021 earnings.
•The Bank accrued $6 million during the quarter for use in its Affordable Housing Program.

Financial Results Discussion
Net Income - For the three months ended March 31, 2022, the Bank recorded net income of $54 million compared to $66 million for the same period in 2021.
Net Interest Income - For the three months ended March 31, 2022, the Bank recorded net interest income of $99 million, a decline of $11 million when compared to the same period in 2021 due primarily to a decline in advance prepayment fee income of $11 million and a decrease in net gains on fair value hedge relationships of $8 million. The decline was offset in part by lower funding costs resulting primarily from the call or maturity of higher costing consolidated obligation bonds. Additionally, the Bank recorded decreased net premium amortization on mortgage loans resulting from a slowdown in prepayment activity.
Assets - The Bank’s total assets increased to $87.7 billion at March 31, 2022, from $85.9 billion at December 31, 2021, driven primarily by an increase in investments and advances. Investments increased $1.2 billion due primarily to the purchase of U.S. Treasury obligations and MBS. Advances increased $0.7 billion due primarily to an increase in borrowings by insurance company members.
Capital - Total capital increased to $5.9 billion at March 31, 2022 from $5.8 billion at December 31, 2021.
Dividend
The Bank’s Board of Directors approved a first quarter 2022 dividend at an annualized rate of 6.25 percent on activity-based stock, an increase of 0.25 percent from the prior quarter, and 3.00 percent on membership stock, unchanged from the prior quarter. The dividend rate reflects the Bank’s philosophy to pay a consistent dividend equal to or greater than the current market rate for a highly-rated investment, and at a rate that is sustainable under current and projected earnings to maintain an appropriate level of capital and retained earnings. Dividend payments totaling $43 million are expected to be paid on May 12, 2022. Future dividends are at the discretion of the Bank’s Board of Directors and may be impacted by economic and market conditions.

Federal Home Loan Bank of Des Moines Financial Highlights (preliminary and unaudited)

Statements of Condition (dollars in millions)	March 31, 2022	December 31, 2021
Cash and due from banks	$71	$295
Investments	34,621	33,442
Advances	44,773	44,111
Mortgage loans held for portfolio, net	7,702	7,578
Total assets	87,737	85,852
Consolidated obligations	79,206	77,553
Mandatorily redeemable capital stock	18	29
Total liabilities	81,792	80,014
Capital stock - Class B putable	3,523	3,364
Retained earnings	2,401	2,390
Accumulated other comprehensive income (loss)	21	84
Total capital	5,945	5,838
Total regulatory capital[1]	5,942	5,783
Regulatory capital ratio	6.77%	6.74%

1    Total regulatory capital includes all capital stock, mandatorily redeemable capital stock, and retained earnings. The regulatory capital ratio is calculated as regulatory capital as a percentage of period end assets.

	For the Three Months Ended
	March 31,
Operating Results (dollars in millions)	2022	2021
Net interest income	$99	$110
Provision (reversal) for credit losses on mortgage loans	2	(1)
Other income (loss):
Net gains (losses) on trading securities	(41)	(22)
Net gains (losses) on financial instruments held under fair value option	22	—
Net gains (losses) on derivatives	16	17
Standby letter of credit fees	2	3
Other, net	1	4
Total other income (loss)	—	2
Total other expense	37	40
Net income before assessments	60	73
Affordable Housing Program assessments	6	7
Net income	$54	$66
Performance Ratios
Net interest spread	0.42%	0.46%
Net interest margin	0.46	0.51
Return on average equity (annualized)	3.71	4.60
Return on average capital stock (annualized)	6.25	7.88
Return on average assets (annualized)	0.25	0.30

The financial results reported in this earnings release for the first quarter of 2022 are preliminary until the Bank announces unaudited financial results in its First Quarter 2022 Form 10-Q filed with the Securities and Exchange Commission, expected to be available at www.fhlbdm.com and www.sec.gov on or before May 16, 2022.

Statements contained in this announcement, including statements describing the objectives, projections, estimates, or future predictions in the Bank’s operations, may be forward-looking statements. These statements may be identified by the use of forward-looking terminology, such as believes, projects, expects, anticipates, estimates, intends, strategy, plan, could, should, may, and will or their negatives or other variations on these terms. By their nature, forward-looking statements involve risk or uncertainty, and actual results could differ materially from those expressed or implied or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. As a result, you are cautioned not to place undue reliance on such statements. A detailed discussion of the more important risks and uncertainties that could cause actual results and events to differ from such forward-looking statements can be found in the “Risk Factors” section of the Bank’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the SEC. These forward-looking statements apply only as of the date they are made, and the Bank undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

The Bank is a member-owned cooperative that provides funding solutions and liquidity to members to support mortgage lending, economic development and affordable housing in the communities they serve. The Bank is wholly owned by nearly 1,300 members, including commercial banks, savings institutions, credit unions, insurance companies, and community development financial institutions, and receives no taxpayer funding. The Bank serves Alaska, Hawaii, Idaho, Iowa, Minnesota, Missouri, Montana, North Dakota, Oregon, South Dakota, Utah, Washington, Wyoming, and the U.S. Pacific territories of American Samoa, Guam, and the Commonwealth of the Northern Mariana Islands. The Bank is one of eleven regional banks that make up the Federal Home Loan Bank System.